Exhibit 99.1

                 MEMBERWORKS ANNOUNCES MARKETING AGREEMENT WITH
                                 AMERICA ONLINE

STAMFORD, Connecticut, December 23, 2002 - MemberWorks Incorporated (Nasdaq:MBRS), a leading provider of consumer and membership services through affinity marketing and online channels, today announced a marketing agreement with America Online, Inc., the world's leading interactive services company, to promote its membership programs to tens of millions of AOL members.

Under the agreement, MemberWorks will market nine of its membership programs across the AOL service, providing AOL members access to merchandise offers and savings on a comprehensive mix of top-tier, brand-name benefits. A wide variety of promotional offers designed especially for AOL members will be made available across the entire AOL service.

"We are extremely excited about this new agreement with America Online to market our programs to their wide audience of sophisticated consumers," said Gary Johnson, MemberWorks President and Chief Executive Officer. "MemberWorks' leadership in membership marketing, our expertise in program development, and our high quality customer service provide a strong foundation for this relationship. We look forward to an extremely successful alliance with AOL, and believe there are many other opportunities toward which we can work together in the future."

About MemberWorks

Headquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers by designing innovative membership programs that offer services and discounts on everyday needs in healthcare, personal finance, insurance, travel, entertainment, computing, fashion and personal security. As of September 30, 2002, 6.3 million retail members were enrolled in MemberWorks programs, gaining convenient access to thousands of service providers and vendors. MemberWorks is the trusted marketing partner of leading consumer-driven organizations and offers them effective tools to enhance their market presence, to strengthen customer affinity and to generate additional revenue.

Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward looking statements" that are intended to qualify for the safe harbor from liability provisions provided by the Private Securities Litigation Reform Act of 1995. For a discussion of risks and uncertainties that could cause actual results to differ from those intended by any forward looking statement, see "Forward-Looking Information" in the Company's most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K as filed with the SEC.

Company Contact:
James B. Duffy
(203) 324-7635


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